Exhibit 99.1
News Release
Contact: Roy C. Thygesen, Chief Executive Officer
   (815) 725-0123
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Reports Net Income of $15.0 million for the Quarter Ended September 30, 2013

Joliet, Illinois, November 5, 2013 - First Community Financial Partners, Inc. (OTCBB: FCMP, “First Community”), the parent company of First Community Financial Bank (the "Bank"), today announced results for the quarter ended September 30, 2013.

Net income applicable to common shareholders for the quarter ended September 30, 2013 was $15.0 million, or $0.92 per diluted share, compared with $208,000, or $0.02 per diluted share, for the quarter ended September 30, 2012. Results for the third quarter included an income tax benefit of $14.1 million primarily due to the reversal of the previously established valuation allowance on the Company’s deferred tax asset. Net income applicable to common shareholders for the nine months ended September 30, 2013 increased to $16.6 million compared to a net loss of $386,000 for the nine months ended September 30, 2012.

FINANCIAL HIGHLIGHTS

•	Income before income taxes increased $1.3 million to $3.4 million for the nine months ended September 30, 2013 compared to $2.1 million for the nine months ended September 30, 2012.

•	Book value per common share increased $1.20 to $5.34 at September 30, 2013, compared to $4.14 at December 31, 2012.

•
First Community repurchased $7.3 million of its outstanding $12.5 million Series B Cumulative Perpetual Preferred Stock during the third quarter of 2013. The 7,324 preferred shares, with a liquidation preference of $1,000 per share, were repurchased at a cost of $5.3 million resulting in a gain attributable to common shareholders of $2.0 million.

•	Loans increased by $21.9 million during the nine months ended September 30, 2013 and $13.0 million during the third quarter of 2013.

•	Non-performing loans decreased $7.6 million to $20.3 million or 3.08% of total loans at September 30, 2013, compared with $27.9 million or 4.39% of total loans at December 31, 2012.

•
Noninterest expenses continued to improve as a result of the 2013 merger of First Community's four bank subsidiaries and overall improved operating performance. Noninterest expense for the third quarter of 2013 was $5.1 million which was an $817,000 improvement over the third quarter of 2012.

Roy C. Thygesen, Chief Executive Officer commented, “2013 continues to be a pivotal year for First Community. Since the completion of our subsidiary mergers in March 2013, we have grown our loan portfolio, improved both interest and noninterest expense, and reduced non-performing assets, all of which have contributed to improved profitability. As importantly, we continue to take advantage of capital restructuring opportunities that improve the value of the Company for the benefit of common shareholders.”

About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock trades on the OTC Bulletin Board (OTCBB: FCMP). First Community Financial Partners, Inc. has one bank subsidiary, First Community Financial Bank.

About First Community Financial Bank: First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, Inc., with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service through experienced local professionals.

Special Note Concerning Forward-Looking Statements
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Any statements other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of First Community and its wholly owned bank subsidiary to realize the synergies from the recent merger of its non-wholly owned bank subsidiaries, as well as a number of other factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with the First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s service areas; system failures; losses of large customers; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; the impact of legislation and regulatory changes on the banking industry, including the implementation of the Basel III capital reforms; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 15, 2013.

Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary, or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Community Financial Partners, Inc.
Selected Financial Data
Unaudited

The following tables set forth selected consolidated financial and other data for First Community at the dates and for the periods indicated. The selected financial and other data have not been audited, but in the opinion of management of First Community reflect all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data
	As of
	September 30, 2013	December 31, 2012	September 30, 2012
	(dollars in thousands, except share data)
Total assets	$852,409	$902,600	$886,662
Total securities (1)	144,111	109,928	109,108
Loans	659,040	637,114	654,328
Allowance for loan losses	(20,203)	(22,878)	(25,490)
Net loans	638,837	614,236	628,838
Non-performing loans (2)	20,312	27,941	33,706
Total deposits	698,330	780,662	757,665
Subordinated debt	19,298	4,060	4,060
Other borrowed funds	38,659	25,695	32,201
Shareholders’ equity (3)	92,660	87,931	87,203
Common shares outstanding	16,221,413	12,175,401	12,052,402

Footnotes:
(1) Includes available for sale securities recorded at fair value and Federal Home Loan Bank stock at cost.
(2) Non-performing loans include loans on nonaccrual status and those past due more than 90 days and still accruing interest.
(3) Includes shareholders’ equity attributable to outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Cumulative Perpetual Preferred Stock, Series C.

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Selected Operating Data	(dollars in thousands, except per share data)
Interest income	$8,609	$9,569	$26,099	$29,395
Interest expense	1,514	1,985	4,607	6,541
Net interest income	7,095	7,584	21,492	22,854
Provision for loan losses	1,216	1,118	3,916	5,551
Net interest income after provision for loan losses	5,879	6,466	17,576	17,303
Noninterest income	306	(134)	1,019	1,202
Noninterest expense	5,079	5,896	15,204	16,389
Income before income taxes	1,106	1,044	3,391	2,116
Income tax (benefit) expense	(14,102)	170	(14,068)	513
Income before non-controlling interest	15,208	874	17,459	1,603
Net income attributable to non-controlling interests	—	311	54	925
Net income applicable to First Community Financial Partners, Inc.	15,208	563	17,405	678
Dividends and accretion on preferred shares	236	355	788	1,064
Net income (loss) applicable to common shareholders	$14,972	$208	$16,617	$(386)

Per Share Data
Earnings (loss) per common share
Basic	$0.92	$0.02	$1.10	$(0.03)
Diluted	0.92	0.02	1.09	(0.03)
Book value per common share	$5.34	$4.15	$5.34	$4.15

Performance Ratios
Annualized return on average assets	7.10%	0.09%	2.57%	(0.06)%
Annualized return on average common equity	71.68%	0.95%	26.11%	(0.60)%
Net interest margin	3.47%	3.44%	3.44%	3.58%
Interest rate spread	3.26%	3.26%	3.24%	3.33%
Efficiency ratio (1)	68.63%	79.14%	67.54%	68.13%
Average interest-earning assets to average interest-bearing liabilities	128.05%	126.13%	126.72%	123.68%
Average loans to average deposits	92.29%	83.30%	88.08%	87.29%

Footnotes:
(1) We calculate our efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income.
No tax equivalent adjustments were made as the effect thereof was not material.

	As of
Asset Quality Ratios	September 30, 2013	December 31, 2012
Non-performing loans(2) to total loans	3.08%	4.39%
Non-performing assets(3) to total assets	2.88%	3.10%
Allowance for loan losses to non-performing loans	99.46%	81.88%
Allowance for loan losses to total loans	3.07%	3.59%

Capital Ratios
Average equity to average total assets	9.91%	9.90%
Tier 1 leverage	9.22%	9.87%
Tier 1 risk-based capital	10.48%	12.60%
Total risk-based capital	14.41%	14.46%

Footnotes:
(2) Non-performing loans include loans on nonaccrual status and those past due more than 90 days and still accruing interest.
(3) Non-performing assets consist of non-performing loans and other real estate owned.